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                                                                    Exhibit 10.2





                              WACHOVIA CORPORATION
                        SENIOR MANAGEMENT INCENTIVE PLAN
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                              WACHOVIA CORPORATION
                        SENIOR MANAGEMENT INCENTIVE PLAN


                 1.       Purpose.
                          -------
                 The purposes of the Wachovia Corporation Senior Management Incentive Plan (the "Plan") are to motivate and reward a greater degree of excellence and team work among the senior officers of Wachovia Corporation (the "Corporation") and related corporations by providing incentive compensation award opportunities; to provide attractive and competitive total cash compensation opportunities for exceptional corporate, organizational unit and personal performance; to reinforce the communication and achievement of the mission, objectives and goals of the Corporation; and to enhance the Corporation's ability to attract, retain and motivate the highest caliber senior officers. The purposes of the Plan shall be carried out by payment to eligible participants of annual incentive cash awards (individually, an "Award" and collectively, "Awards"), subject to the terms and conditions of the Plan and the discretion of the Committee.

                 2.       Effective Date and Plan Year.
                          ----------------------------
                 The Wachovia Corporation Senior Management Incentive Plan was originally adopted by the Board of Directors of the Corporation (the "Board") effective January 1, 1987. The Plan (as amended) was approved by the Board of Directors on January 28, 1994, and by the Compensation Nominating and Organization Committee effective March 10, 1994, and shall be effective as of April 22, 1994. The plan year shall be the calendar year.

                 3.       Administration of the Plan.
                          --------------------------
                 Subject to Section 11 herein, the Plan shall be administered by the Compensation, Nominating and Organization Committee of the Board of Directors (the "Committee"). The Committee has full authority and responsibility for the establishment and administration of the Plan, including, without limitation, the authority (i) to determine all matters relating to Awards, including selection of individuals to be granted Awards and the terms, conditions, restrictions and limitations of Awards; (ii) to establish, amend and rescind rules and regulations for the administration of the Plan; and (iii) to construe and interpret the Plan and any agreements related to Awards, to establish and interpret rules and regulations for administering the Plan and to make all other determinations deemed necessary or advisable for administering the Plan. All determinations and decisions of the Committee must be made by a majority of the members present and shall be final and binding on all persons, except that no member of the Committee may at any time participate in any decision affecting the bonus of such member. Should the Committee be unable to render any decision by reason of a deadlock, the majority vote of the

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entire  Board of Directors shall govern and be final and binding upon all parties.

                 4.       Eligibility.
                          -----------
                 An individual shall be eligible to become a participant in the Plan (a "Participant") who satisfies the following requirements:

                 (a) The individual is an employee of the Corporation or a related corporation. For this purpose, an individual shall be considered to be an "employee" if there exists between the individual and the Corporation or a related corporation the legal and bona fide relationship of employer and employee.

                 (b) The individual is a senior officer of the Corporation or a related corporation. For the purposes herein, a "senior officer" of the Corporation or a related corporation shall mean an officer who is deemed to have sufficient responsibility, ability and potential to make significant contributions to the success of the Corporation or a related corporation.

                 (c) The individual is recommended each year by the Chief Executive Officer of the Corporation (the "Chief Executive Officer") and considered and approved by the Committee as a Participant in the Plan.

                 5.       Participation.
                          -------------
                 Prior to the beginning of each Plan Year (or, with respect to the 1994 Plan Year, prior to March 31, 1994), the Chief Executive Officer shall recommend to the Committee each senior officer of the Corporation or a related corporation who is eligible to become a Participant in the Plan with respect to such Plan Year. Participants shall be approved by the Committee in its sole and absolute discretion. In the event of the promotion of an employee or the hiring of a new employee during the Plan Year, the Committee, upon the recommendation of the Chief Executive Officer, may approve the entry of a Participant into the Plan during the Plan Year. In such case, the Award determined pursuant to the terms of the Plan with respect to such Participant shall be multiplied by a fraction, the numerator of which is the number of full calendar months during the Plan Year in which he is a Participant and the denominator of which is twelve. Participation in the Plan shall be subject to the provisions of the Plan and such other terms and conditions as the Committee shall provide.

                 6.       Performance Criteria and Evaluation.
                          -----------------------------------


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                 (a)      Performance Goals.  The performance goals upon which
                          -----------------
         Awards shall be made shall be based upon business criteria applicable to the Corporation, the business unit to which the Participant is assigned and the Participant individually. The corporate business criteria upon which such Awards shall be based shall include the following earnings factors, weighted as indicated: net income per share fully diluted (50%); return on assets (net income) (25%); and return on equity (net income) (25%).

                 The three earnings measures will be combined to produce a composite corporate performance evaluation percentage factor (the "Composite Percentage Factor") to be used along with the individual performance evaluation percentage factor (the "Individual Percentage Factor") in calculating individual awards.

                 (b)      Individual Performance Criteria and Evaluation.  A
                          ----------------------------------------------
         Participant's Individual Percentage Factor will be based on a composite rating of (i) relevant performance of the organizational unit to which the Participant is assigned (the "Unit") as compared to goals for the Plan Year and (ii) quantitative and qualitative elements of personal performance of the Participant in relation to goals and expectations established for the Plan Year. Each of these two components will have a 50 percent weighing in determining a Participant's Individual Percentage Factor.

                          (i) The evaluation of the performance of the Unit will be based primarily on the degree of success in achieving the Unit's annual profit and business plan. The assessment will include, as applicable to the Unit, such factors as business development, expense management, earnings growth, credit quality, investment results, audit findings, affirmative action goals, staff development, operational efficiency and strategic planning. For purposes of this evaluation, the Unit will be the assigned responsibility area of the Participant. In the case of Participants in administrative and support functions, the evaluation will include the performance of line business units whose results can be influenced significantly by such persons.

                          (ii) The evaluation of a Participant's personal performance will be based on the Participant's success in meeting expectations of subjective, qualitative and quantitative goals for the Plan Year. A Participant's personal performance evaluation will include an assessment of performance relative to the Corporation's standards in such areas as leadership, initiative, professional skills, teamwork, problem solving, personal behavior and advancement and achievement of the



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         Corporation's mission and objectives.  The following criteria shall apply in measuring a Participant's personal performance:

                                  (A)      Performance Level IV -- Superior:
                                           --------------------------------
                          Participants performing at this level would be rated in the range of 90 percent to 100 percent. With little guidance, a Participant at this level consistently performs in the superior manner that always exceeds normal requirements and expectations. The Participant's performance clearly is a model of excellence.

                                  (B)      Performance Level III --
                                           ------------------------
                          Exceptional:  Participants performing at this level
                          -----------
                          would be rated in the range of 75 percent to 89 percent. A Participant at the level consistently performs in an exceptional manner in which requirements and expectations are always accomplished. The Participant frequently accomplishes more than is expected.

                                  (C)      Performance Level II - Satisfactory:
                                           -----------------------------------
                          Participants performing at this level would be rated in the range of 50 percent to 74 percent. The Participant performs in an overall satisfactory manner, generally accomplishing requirements and expectations. The Participant does not always perform in an exceptional manner and needs guidance with certain tasks.

                                  (D)      Performance Level I - Meets Minimum
                                           -----------------------------------
                          Level: No Award will be paid to Participants at this performance level. The Participant generally meets minimum levels of performance but sometimes has difficulty in achieving requirements and expectations. The Participant is capable of satisfactory performance with additional effort, guidance, training and experience.

                 7.       Recommendation and Determination of Awards.
                          ------------------------------------------
                 In December of each Plan Year, the responsible managers and executives will evaluate each Participant's performance in meeting Unit and personal goals and objectives for the Plan Year. A recommended composite individual performance evaluation factor for each Participant with appropriate supporting documentation will be submitted by Division Executives of the Corporation to the Personnel Director of the Corporation for a review of completeness and compliance with the Plan. The recommended composite individual performance evaluation percentage factor to be used in calculating Awards for Participants shall be subject to review and approval by



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the Chief Executive Officer and the Committee.     The composite corporate
performance evaluation percentage factor will be calculated using net income per share fully diluted, return on assets and return on equity as plotted in the benchmark table. The resulting percentage representing the composite corporate performance evaluation factor will be multiplied by the composite individual performance evaluation percentage factor and the Participant's base salary paid during the Plan Year to determine the amount of each Participant's Award. Amounts that would otherwise have been payable to a Participant if the composite corporate performance evaluation factor had been higher or if the Participant had received a higher performance individual performance evaluation percentage factor shall not be re-allocated to other Participants.

                 8.       Payment of Awards; Deferral.
                          ---------------------------
                 (a) Unless otherwise determined by the Committee, the Committee will determine the Participants entitled to receive Awards and the amount of such Awards in January following the end of the Plan Year, and the Awards for a Plan Year shall be paid by the Corporation to the Participant (or his beneficiary) on February 1 following the end of the Plan Year. Payment of Awards shall be made by a deposit to the Corporation's payroll system, with a written statement of the amount of each Award provided to each Participant. The amount of each Award shall be rounded to the nearest $100.

                 (b) Prior to the beginning of the Plan Year in which an Award is earned, a Participant may make an irrevocable election to defer receipt of a portion of the Award in an amount not less than $1,000 nor greater than 50 percent of the Award. Such election shall be set forth in, and governed by the terms of, the Wachovia Corporation Senior Management Incentive Plan Deferral Arrangement.

                 9.       Termination of Employment.
                          -------------------------
                 (a)      Termination Due to Death, Disability or Retirement.
                          --------------------------------------------------
         If termination of employment occurs during a Plan Year as the result of death, disability or approved retirement, a proportional award shall be paid to the Participant (or his estate in the event of death), for the period of active employment during the Plan Year. In such event, the Award determined pursuant to the terms of the Plan with respect to such Participant shall be multiplied by a fraction, the numerator of which is the number of full calendar months during the Plan Year in which the employee is a Participant and the denominator of which is twelve, and such Award shall be paid in accordance with Section 8 herein. In the event of a Participant's death, any Award payable under the Plan shall be paid to the Participant's estate.


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                 (b)      Other Termination.  Except to the extent otherwise
                          -----------------
         provided in Section 10, if termination occurs during the Plan Year for any reason other than death, disability or approved retirement, no Award shall be paid.

                 (c)      Termination After End of Plan Year.  If termination
                          ----------------------------------
         occurs between the end of the Plan Year and the date of payment of an Award, the full amount of the Award shall be paid in accordance with
         Section 8 herein unless the termination was the direct result of dishonesty or misconduct.

                 (d)      Certain Definitions.  For the purposes herein:
                          -------------------
                          (i) "Disability" shall mean the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than twelve months.

                          (ii) "Approved retirement" shall mean early or normal retirement as provided under the Retirement Incentive Plan of Wachovia Corporation or any successor plan thereto applicable to a Participant or the retirement date under a contract, if any, between a Participant and the Corporation or a related corporation providing for the Participant's retirement from the employment of the Corporation or a related corporation prior to the normal retirement date.


                 10.      Change of Control.
                          -----------------
                 (a) In the event of a Change of Control (as defined in Section 10(b) herein), all Awards made pursuant to the Plan shall be deemed earned and shall become immediately due and payable for the full Plan Year (notwithstanding the date of the Change of Control event during the Plan Year), subject to the following: (i) the corporate Composite Percentage Factor shall be based on corporate performance on an annualized basis as of the date of the Change of Control, and (ii) each Participant shall receive the highest Award that may be granted based on the individual Participant's job classification. Awards that become due and payable upon a Change of Control shall be deemed earned, due and payable regardless of whether the Participant continues service in the same position following the change of control, has a change in position or responsibility, or is terminated from employment with the Corporation or a related corporation.




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                 (b)      A "Change of Control" shall be deemed to have
         occurred on the earliest of the following dates:

                          (i) The date any entity or person shall have become the beneficial owner of, or shall have obtained voting control over, thirty percent or more of the outstanding Common Stock of the Corporation;

                          (ii) The date the shareholders of the Corporation approve a definitive agreement (A) to merge or consolidate the Corporation with or into another corporation, in which the Corporation is not the continuing or surviving corporation or pursuant to which any shares of Common Stock of the Corporation would be converted into cash, securities or other property of another corporation, other than a merger of the Corporation in which holders of Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock of the surviving corporation immediately after the merger as immediately before, or (B) to sell or otherwise dispose of substantially all the assets of the Corporation; or

                          (iii) The date there shall have been a change in a majority of the Board of Directors of the Corporation within a twelve month period unless the nomination for election by the Corporation's shareholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the twelve month period.

         (For the purposes herein, the term "person" shall mean any individual, corporation, partnership, group, association or other person, as such term is defined in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than the Corporation, a subsidiary of the Corporation or any employee benefit plan(s) sponsored or maintained by the Corporation or any subsidiary thereof, and the term "beneficial owner" shall have the meaning given the term in Rule 13d-3 under the Exchange Act.)

                 (c) Notwithstanding the foregoing, in the event of a merger, share exchange, reorganization or other business combination affecting the Corporation or a related corporation, the Committee may, in its sole and absolute discretion, determine that any or all Awards shall not be paid, if the Board of Directors or the surviving or acquiring corporation, as the case may be, shall have taken such action,



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         including but not limited to the making of substitute awards, as in the opinion of the Committee is equitable or appropriate to protect the rights and interests of participants in the Plan.

                 11.      Performance-Based Compensation.  To the extent to
                          ------------------------------
which it is necessary to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder, the following provisions shall apply:

                 (a)      Compliance with Code Section 162(m).  It is the
                          -----------------------------------
         intent of the Corporation that Awards conferred under the Plan to Covered Employees, as such term is defined in Section 19(e) herein, shall comply with the qualified performance-based compensation exception to employer compensation deductions set forth in Section 162(m) of the Code, and the Plan shall be construed in favor of meeting the requirements of Section 162(m) of the Code and the regulations thereunder to the extent possible.

                 (b)      Committee Authority and Composition.  The Committee
                          -----------------------------------
         shall be authorized to establish performance goals for Covered Employees, certify satisfaction of performance goals and other material terms for such Covered Employees, and to take such other action as may be necessary in order to qualify for the performance-based compensation exception. The Committee shall be comprised of two or more outside directors (as such term is defined in Section 162(m) of the Code and the regulations thereunder). Notwithstanding the foregoing, the committee authorized to take such actions may be comprised of a subcommittee of the Committee or other directors who qualify as outside directors (as such term is defined in Section 162(m) of the Code and the regulations thereunder), and the actions taken by such subcommittee or other group of outside directors shall be effective as the action of the Committee to the extent permitted by the Plan, and Section 162(m) of the Code and the regulations thereunder.

                 (c) The Committee shall not have discretion to increase the amount of an Award payable to an employee over the amount that is determined in accordance with Sections 6 and 7 herein. The Committee shall in any event have the discretion to reduce or eliminate the amount of an Award that would otherwise be payable to any Participant in accordance with the terms of the Plan.

                 (d) The material terms of the performance goal or goals pursuant to which Awards are to be made shall be disclosed to, and subject to the approval of, the shareholders of the Corporation. Material terms of a performance goal or goals, the targets of which may be changed by the Committee, shall be disclosed to, and subject to the reapproval of, the


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         shareholders of the Corporation upon a change of the material terms of a performance goal or goals by the Committee or as may be otherwise required by Section 162(m) of the Code or the regulations thereunder.

                 12.      Nonassignability of Incentive Awards.
                          ------------------------------------
                 The right to receive payment of an Award shall not be assignable or transferrable (including by pledge or hypothecation) other than by will or the laws of intestate succession.

                 13.      No Trust Fund; Unsecured Interest.
                          ---------------------------------
                 A Participant shall have no interest in any fund or specified asset of the Corporation. No trust fund shall be created in connection with the Plan or any Award, and there shall be no required funding of amounts which may become payable under the Plan. Any amounts which are or may be set aside under the provisions of this Plan shall continue for all purposes to be a part of the general assets of the Corporation, and no person or entity other than the Corporation shall, by virtue of the provisions of this Plan, have any interest in such assets. No right to receive payments from the Corporation pursuant to this Plan shall be greater than the right of any unsecured creditor of the Corporation.

                 14.      No Right or Obligation of Continued Employment.
                          ----------------------------------------------
                 Nothing contained in the Plan shall require the Corporation or a related corporation to continue to employ a Participant, nor shall the Participant be required to remain in the employment of the Corporation or a related corporation.

                 15.      Withholding.
                          -----------
                 The Corporation shall withhold all required local, state and federal taxes from any amount of an Award.

                 16.      Retirement Plans.
                          ----------------
                 In no event shall any amounts accrued or payable under this Plan be treated as compensation for the purpose of determining the amount of contributions or benefits to which a Participant shall be entitled under any retirement plan to which the Corporation or a related corporation may be a party.


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                 17.      Dilution or Other Adjustments.
                          -----------------------------
                 If there is any change in the Corporation because of a merger, share exchange, reorganization or other business combinations affecting the Corporation or a related corporation, or if extraordinary items of income or expense of the Corporation or a related corporation occur, the Committee may make such adjustments to any provisions of this Plan, including but not limited to adjustments to determinations of performance and Awards, as the Committee deems desirable to prevent the dilution or enlargement of rights granted hereunder.

                 18.      Amendment and Termination of the Plan.
                          -------------------------------------
                 The Plan may be amended or terminated at any time by the Board or by the Committee as delegated by the Board, provided that such termination or amendment shall not, without the consent of the Participant, affect such Participant's rights with respect to Awards previously awarded to him. With the consent of the Participant affected, the Board, or by delegation of authority by the Board, the Committee, may amend outstanding Awards in a manner not inconsistent with the Plan.

                 19.      Certain Definitions.
                          -------------------
                 For purposes of the Plan, the following terms shall have the meaning indicated:

                 (a) "Related corporation" means any parent, subsidiary or predecessor of the Corporation.

                 (b) "Parent" or "parent corporation" shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation if each corporation other than the Corporation owns stock possessing fifty percent or more of the total combined voting power of all classes of stock in another corporation in the chain.

                 (c) "Subsidiary" or "subsidiary corporation" means any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation if each corporation other than the last corporation in the unbroken chain owns stock possessing fifty percent or more of the total combined voting power of all classes of stock in another corporation in the chain.

                 (d) "Predecessor" or "predecessor corporation" means a corporation which was a party to a transaction described in Section 425(a) of the Code (or which would be so described if a substitution or assumption under that Section had occurred) with the Corporation, or a corporation which is a parent or




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         subsidiary of the Corporation, or a predecessor of any such corporation.

                 (e) "Covered Employee" shall mean any individual who, on the last day of the taxable year, is (i) the Chief Executive Officer or is acting in such capacity or (ii) among the four highest compensated officers (other than the Chief Executive Officer), as determined in accordance with the executive compensation disclosure rules under the Exchange Act, unless otherwise provided in Section 162(m) of the Code or the regulations thereunder.

                 20.      Binding on Successors.
                          ---------------------
                 The obligations of the Corporation under the Plan shall be binding upon any organization which shall succeed to all or substantially all of the assets of the Corporation, and the term "Corporation," whenever used in the Plan, shall mean and include any such organization after the succession.

                 21.      Applicable Law.
                          --------------
                 The Plan shall be governed by and construed in accordance with the laws of the State of North Carolina.

                 IN WITNESS WHEREOF, the Wachovia Corporation Senior Management Incentive Plan, as amended, is, by the authority of the Board of Directors of the Corporation, executed as of the 22nd day of April, 1994.


Attest:                                         WACHOVIA CORPORATION

/s/ Alice Washington Grogan                     By: /s/  Leslie M. Baker, Jr.
- - ----------------------------------                 --------------------------
Secretary                                          Chief Executive Officer


[Corporate Seal]


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